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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OmniAmerican Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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	(1)	Title of each class of securities to which transaction applies:
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SUPPLEMENT DATED SEPTEMBER 16, 2014
TO
JOINT PROXY STATEMENT/PROSPECTUS
DATED SEPTEMBER 5, 2014

GENERAL INFORMATION

        The following information supplements, and should be read in conjunction with, the joint proxy statement/prospectus dated September 5, 2014, which was filed with the U.S. Securities and Exchange Commission ("SEC") and mailed on or about September 11, 2014 to stockholders of record as of the close of business on August 29, 2014 of OmniAmerican Bancorp, Inc., a Maryland corporation ("OmniAmerican"), relating to a special meeting of stockholders of OmniAmerican at which OmniAmerican's stockholders will be asked to consider and vote upon:

  1.
  a proposal to approve the merger of Omega Merger Sub, Inc., a Maryland corporation ("Merger Sub") and wholly owned subsidiary of Southside Bancshares, Inc., a Texas corporation ("Southside"), with and into OmniAmerican, with OmniAmerican as the surviving corporation, which we refer to as the first merger, as more fully described in the joint proxy statement/prospectus. We refer to this proposal as the OmniAmerican merger proposal;

  2.
  a proposal to approve, on an advisory (non-binding) basis, certain compensation that will or may become payable to OmniAmerican's named executive officers in connection with the first merger, which we refer to as the OmniAmerican compensation proposal; and

  3.
  a proposal to approve one or more adjournments of the OmniAmerican special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the OmniAmerican merger proposal, which we refer to as the OmniAmerican adjournment proposal.

        To the extent that information herein differs from or updates information contained in the joint proxy statement/prospectus, the information contained herein supersedes the information contained in the joint proxy statement/prospectus. Any defined terms used but not defined herein shall have the meanings set forth in the joint proxy statement/prospectus.

PROPOSED SETTLEMENT OF LITIGATION

        As previously described in the joint proxy statement/prospectus under the heading "Litigation Relating to the Merger," a putative class action lawsuit was filed by a purported stockholder of OmniAmerican against OmniAmerican, members of OmniAmerican's board of directors, Southside and Merger Sub. The lawsuit, captioned McDougal v. OmniAmerican Bancorp,  Inc., et al., Case No. 24-C-14-003920 (the "Litigation"), was filed in the Circuit Court for Baltimore City, Maryland (the "Court"), and alleges that OmniAmerican's directors breached their fiduciary duties and that OmniAmerican, Southside and Merger Sub aided and abetted those alleged breaches by, among other things, (a) failing to take steps to maximize stockholder value for OmniAmerican public stockholders; (b) failing to properly value OmniAmerican; (c) failing to protect against conflicts of interest; (d) failing to disclose material information necessary for OmniAmerican stockholders to make an informed vote on the first merger; and (e) agreeing to deal protection devices that preclude a fair sales process. Among other relief, the plaintiff sought to enjoin the mergers.

        After filing the Litigation and engaging in certain limited discovery, plaintiff's counsel indicated to defendants' counsel that they believed additional disclosures should be made available to the stockholders of OmniAmerican.

        On September 12, 2014, the defendants and the plaintiff in the Litigation entered into a memorandum of understanding (the "MOU") agreeing in principle to settle the Litigation in exchange for defendants' agreement to make certain supplemental disclosures described below. The MOU contemplates that the parties will prepare a definitive stipulation of settlement, which will be subject to Court approval. If approved by the Court, it is anticipated that the settlement will result in a release of the defendants from any and all claims that were or could have been asserted challenging any aspect of or otherwise relating to the mergers, the merger agreement or the disclosures made in connection therewith, and that the Litigation will be dismissed with prejudice.

        Pursuant to the terms of the MOU, OmniAmerican has agreed to make certain supplemental disclosures regarding the mergers in this supplement to the joint proxy statement/prospectus. The supplemental disclosures are contained below in this supplement and should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety. In return, the plaintiff has agreed to the dismissal of the Litigation with prejudice and to withdraw and/or refrain from filing any and all motions seeking to enjoin the mergers. In addition, the MOU contemplates that the parties will negotiate in good faith to attempt to agree upon an amount of attorneys' fees and expenses and that plaintiff's counsel may petition the Court for an award of attorneys' fees and expenses, which if granted by the Court, would be paid by OmniAmerican or its insurers or successors. Should the parties fail to reach an agreement on attorneys' fees and expenses, the defendants may oppose the petition for an award of attorneys' fees and expenses. There can be no assurance that the parties will ultimately reach agreement on a definitive stipulation of settlement or that the Court will approve the proposed settlement, even if the parties were to enter into such stipulation of settlement. In such event, the proposed settlement as contemplated by the MOU may be terminated.

        The settlement will not affect the consideration to be paid to stockholders of OmniAmerican in connection with the proposed first merger or the timing of the special meeting of stockholders of OmniAmerican scheduled for Tuesday, October 14, 2014, at 10:00 a.m. local time, at OmniAmerican's headquarters located at 1320 South University Drive, Fort Worth, Texas to consider and vote upon the OmniAmerican merger proposal, among other things.

        The defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to the facts and claims asserted, or which could have been asserted, in the Litigation, including that they have committed any violations of law or breach of fiduciary duty, aided and abetted any violations of law or breaches of fiduciary duty, acted improperly in any way or have any liability or owe any damages of any kind to the plaintiff or to the purported class, and specifically deny that any further supplemental disclosure is required under any applicable rule, statute, regulation or law or that the OmniAmerican directors failed to maximize stockholder value by entering into the merger agreement with Southside and Merger Sub. The settlement contemplated by the MOU is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying the mergers, and to provide additional information to the stockholders of OmniAmerican at a time and in a manner that would not cause any delay of the mergers, the defendants agreed to the settlement described above.

        The parties considered it desirable that the Litigation be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the Litigation.

 SUPPLEMENTAL DISCLOSURES

The Mergers—Background of the Mergers

        The joint proxy statement/prospectus is hereby amended and supplemented by adding the following text after the end of the second paragraph on page 50 of the joint proxy statement/prospectus:

        The SRC and OmniAmerican's board of directors considered engaging a number of financial advisors and selected Sandler O'Neill based on the firm's experience in mergers and acquisitions within the banking and financial services industries.

        The joint proxy statement/prospectus is hereby amended and supplemented by replacing in its entirety the fourth paragraph on page 50 of the joint proxy statement/prospectus with the following text:

        At a meeting of the SRC on February 14, 2013, representatives of Sandler O'Neill identified 15 potential parties who might be interested in a possible transaction with OmniAmerican. Sandler O'Neill identified the potential parties based on its experience and market knowledge for whether such parties might have a strategic interest and the financial wherewithal to acquire OmniAmerican. The SRC authorized Sandler O'Neill to engage in discussions with these parties to determine the level of interest, if any, in discussing a possible strategic transaction with OmniAmerican.

        The joint proxy statement/prospectus is hereby amended and supplemented by adding the following text as the new sixth paragraph on page 50 of the joint proxy statement/prospectus:

        From April 2013 through December 2013, Sandler O'Neill contacted seven potential parties on behalf of OmniAmerican. These potential parties were contacted to ascertain whether their strategic focus had changed since April and to determine whether there was a price at which the parties would be interested in acquiring OmniAmerican, even if that price was below current market value at that time.

        The joint proxy statement/prospectus is hereby amended and supplemented by adding the following text after the end of the fourth paragraph on page 51 of the joint proxy statement/prospectus:

        Beginning in January 2014, management of OmniAmerican and representatives of Sandler O'Neill again began to explore possible strategic alternatives, including transactions with potential strategic partners that had the necessary infrastructure and size to allow OmniAmerican to grow, service its customers and provide a broader array of banking products and services. Financial and strategic analysis was done to determine the advantages and disadvantages of an acquisition versus a merger or sale as a means to enhance stockholder value and achieve an asset size that would make OmniAmerican a stronger institution with enhanced strategic opportunities. Concurrently, the board continued to focus on execution of its strategic business plan to grow loans, maintain asset quality and achieve cost efficiencies. As a part of this process, Sandler O'Neill contacted approximately nine parties who Sandler O'Neill believed might have both a strategic interest and the financial wherewithal to acquire OmniAmerican. The parties contacted included some of the same parties who initially had entered into confidentiality agreements with OmniAmerican in 2013 as well as certain other parties, including Southside and a party referred to as "Party A," that had not indicated an interest in acquiring OmniAmerican in 2013.

        The joint proxy statement/prospectus is hereby amended and supplemented by replacing in its entirety the seventh paragraph on page 51 of the joint proxy statement/prospectus with the following text:

        During February 2014, after contacts were made by Sandler O'Neill at the request of the OmniAmerican board, OmniAmerican entered into additional confidentiality agreements with three parties who did not sign a confidentiality agreement in 2013, including Southside, Party A and a third party that after a preliminary review of due diligence materials expressed no further interest in a possible transaction with OmniAmerican. Each confidentiality agreement provided that it would terminate upon the earlier of two years after the date of the agreement or the execution of definitive agreements between that counterparty and OmniAmerican regarding a potential transaction. Each of the confidentiality agreements entered into with these parties in February 2014 included a one year standstill provision that, among other things, prohibits the party (other than Southside) from making a proposal to acquire OmniAmerican, unless authorized in writing in advance by an authorized representative of OmniAmerican, and from asking OmniAmerican to waive the standstill. OmniAmerican included the standstill provisions in the confidentiality agreements with the intent of eliciting the highest possible bid from interested parties prior to the execution of any definitive agreement. Pursuant to the merger agreement, OmniAmerican's board is permitted to waive a standstill provision with a third party if the board determines in good faith, after consultation with outside legal counsel, that taking such action or failing to take such action, as the case may be, would reasonably be expected to cause the OmniAmerican board to be in breach of its fiduciary duties under applicable law. In addition, pursuant to customary window shop and fiduciary out provisions in the merger agreement, the OmniAmerican board is also permitted, under the circumstances specified in the merger agreement, to negotiate with third parties who make an unsolicited offer to acquire OmniAmerican, including the parties that signed the standstill provision, and to terminate the merger agreement with Southside and enter into a definitive agreement with a third party, including the parties that had signed the standstill provisions.

        The joint proxy statement/prospectus is hereby amended and supplemented by replacing in its entirety the ninth paragraph on page 51 of the joint proxy statement/prospectus with the following text:

        On February 13, 2014, Mr. Carter received a nonbinding letter of intent from Party A pursuant to which Party A offered to purchase OmniAmerican's outstanding common stock for $24.00 per share, consisting of 50% cash and 50% common stock of Party A. In addition, the nonbinding letter of intent included a 10% cap and collar on the stock consideration, a minimum tangible stockholders' equity condition and a provision indicating that Party A intended to enter into employment agreements with certain unspecified key members of OmniAmerican's management.

        The joint proxy statement/prospectus is hereby amended and supplemented by replacing in its entirety the fourth paragraph on page 52 of the joint proxy statement/prospectus with the following text:

        On March 7, 2014, Mr. Carter met with Messrs. Dawson and Gibson in Tyler, Texas, to discuss Southside's interest in pursuing a transaction with OmniAmerican. During this meeting, Messrs. Dawson and Gibson submitted a nonbinding letter of intent pursuant to which Southside offered to purchase all of OmniAmerican's outstanding common stock for $25.50 per share, consisting of 50% cash and 50% Southside common stock. The nonbinding letter of intent also provided that the definitive merger agreement would include a minimum tangible net worth condition that would be negotiated between the parties, a provision indicating that Southside intended to enter into employment agreements with certain unspecified key members of OmniAmerican's management and the ability for OmniAmerican to nominate two directors to the Southside board of directors. Mr. Carter told Messrs. Dawson and Gibson that the board would consider Southside's offer, but that OmniAmerican was also reviewing other alternatives and potential business combination transactions.

        The joint proxy statement/prospectus is hereby amended and supplemented by replacing in its entirety the third paragraph on page 53 of the joint proxy statement/prospectus with the following text:

        During a telephone call on March 19, 2014 between Mr. Carter and the chief executive officer of Party A, Party A increased its offer to $26.50 per share, and also indicated this was Party A's best and final offer. The chief executive officer of Party A insisted upon an indication by the close of business on Friday, March 21, 2014, as to whether the SRC was likely to make a recommendation to the OmniAmerican board of directors to accept Party A's offer.

        The joint proxy statement/prospectus is hereby amended and supplemented by replacing in its entirety the fifth paragraph on page 53 of the joint proxy statement/prospectus with the following text:

        Later on March 21, 2014, a representative of Sandler O'Neill called Mr. Carter, who at that time was a member of the SRC, to discuss Southside's offer, Party A's offer and the request of Party A's chief executive officer regarding the status of Party A's offer. Following this conversation and based on Mr. Carter's authorization, on March 21, 2014, a representative of Sandler O'Neill called Party A's chief executive officer and indicated that it was likely that the SRC would make a recommendation to the OmniAmerican board of directors to proceed with merger negotiations with another party (without identifying Southside); there were no further substantive discussions with Party A after such date.

        The joint proxy statement/prospectus is hereby amended and supplemented by adding the following paragraph as the sixth paragraph on page 53 of the joint proxy statement/prospectus:

        During March 2014, OmniAmerican's Chief Financial Officer, Deborah Wilkinson, conducted various discussions with members of the SRC and with KPMG LLP regarding the potential engagement of KPMG LLP to perform due diligence regarding a potential strategic transaction with either Southside or Party A. Based on conversations with the SRC, prior to March 25, 2014, Ms. Wilkinson was aware that the SRC was likely to make a recommendation to the OmniAmerican board of directors to accept Southside's offer on March 25, 2014. On March 24, 2014, KPMG LLP sent a draft engagement letter to OmniAmerican. On March 25, 2014, the audit committee of OmniAmerican's board of directors authorized the engagement of KPMG LLP and Ms. Wilkinson executed the draft engagement letter on behalf of OmniAmerican. On March 26, 2014, Ms. Wilkinson executed a revised final engagement letter with KPMG LLP.

        The joint proxy statement/prospectus is hereby amended and supplemented by replacing in its entirety the third paragraph on page 75 of the joint proxy statement/prospectus with the following text:

        In preparing its analyses, Sandler O'Neill used publicly available analysts' earnings per share estimates for the years ending December 31, 2014 and December 31, 2015. For the years thereafter, Sandler O'Neill used a long-term earnings per share growth rates as discussed with the senior managements of OmniAmerican and Southside. The publicly available analyst earnings estimates were utilized by Sandler O'Neill for the pro forma merger analysis because internal OmniAmerican management projections included several cost reductions and balance sheet initiatives that would only be implemented if OmniAmerican were to remain an independent company.

        Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of Southside. With respect to those projections, estimates and judgments, the respective managements of OmniAmerican and Southside confirmed to Sandler O'Neill that those projections, estimates and judgments reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of OmniAmerican and Southside, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill has also assumed that there has been no material change in OmniAmerican's and Southside's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill has assumed in all respects material to its analysis that OmniAmerican and Southside will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the mergers will qualify as a tax-free reorganization for federal income tax purposes. Finally, with OmniAmerican's consent, Sandler O'Neill has relied upon the advice OmniAmerican has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the mergers and the other transactions contemplated by the merger agreement.

The Mergers—Opinion of OmniAmerican's Financial Advisor

        The joint proxy statement/prospectus is hereby amended and supplemented by adding the following text after the end of the second paragraph on page 77 of the joint proxy statement/prospectus:

Projected Financial Information

        In connection with rendering its fairness opinion, one set of financial projections was prepared by Sandler O'Neill and confirmed with the senior management of OmniAmerican based on publicly available analysts' earnings per share estimates for the years ending December 31, 2014 and 2015. These projections were provided to the OmniAmerican board of directors in connection with their review of the fairness opinion. However, the projections were confirmed by the senior management of OmniAmerican but were neither approved by the OmniAmerican board of directors or the SRC. The set of projections is summarized below.

        Because such projections were made available to the OmniAmerican board of directors and the SRC, they are being included in this joint proxy statement/prospectus. The projections are not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the OmniAmerican merger proposal. Projections of this type are based on estimates and assumptions do not reflect any of the effects of the mergers and are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond OmniAmerican's control. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In light of the uncertainties inherent in forward-looking information of any kind, we caution against placing undue reliance on any of the information summarized below. None of OmniAmerican, Southside or any of their affiliates, advisors (including Sandler O'Neill), officers, directors or representatives has made or makes any representation or can give any assurance to any stockholder or any other person regarding the ultimate performance of OmniAmerican compared to the information summarized below or that any estimated results will be achieved. For information concerning the variety of factors which may cause the future financial results of OmniAmerican to materially vary from such projected results, see "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 32. OmniAmerican and Sandler O'Neill do not intend to update or review any of the projections to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of future events. None of the projections should be viewed as a representation by OmniAmerican, the SRC, the OmniAmerican board of directors or any of their advisors or representatives that the projections reflected therein will be achieved.

        The projections were provided to the OmniAmerican board of directors in connection with their review of the fairness opinion and not for publication or with a view of complying with the published guidelines of the SEC regarding prospective financial information. The projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Sandler O'Neill. OmniAmerican's current and former independent registered public accounting firms, KPMG LLP and McGladrey LLP, have not examined, compiled or performed any procedures with respect to the accompanying projected financial information and, accordingly, KPMG LLP and McGladrey LLP, do not express an opinion or any other form of assurance with respect thereto. The KPMG LLP and McGladrey LLP reports incorporated by reference in this joint proxy statement/prospectus relate to OmniAmerican's historical financial information. Such reports do not extend to the projections and should not be read to do so. None of the projections were prepared for purposes of the proposed mergers and hence do not give any effect to the mergers. There can be no assurance that the assumptions made in preparing the projections summarized below will prove accurate, and the future financial results of OmniAmerican as summarized below may differ materially from those reflected in such projections.

Certain Projected Financial Information for OmniAmerican

	Year Ending December 31,
	2014	2015	2016
	(Dollars in thousands, except share and per share data)
Selected Consolidated Financial Condition Data:(1)
Total assets	$1,432,065	$1,498,062	$1,574,949
Loans, net	845,223	882,006	925,362
Total deposits	836,506	877,009	924,591
Total stockholders' equity	214,701	222,073	230,090
Selected Consolidated Operating Data:
Net interest income	$42,999	$43,805	$46,307
Provision for loan losses	1,850	1,943	2,040
Noninterest income	14,953	15,514	16,315
Noninterest expense	42,919	44,468	46,727
Net income	8,964	8,778	9,422
Selected Consolidated Financial Ratios and Other Data:
Tangible common equity/tangible assets	14.99%	14.82%	14.61%
Tier I Risk-Based Capital Ratio	23.31%	23.16%	22.98%
Total Risk-Based Capital Ratio	24.02%	23.85%	23.64%
Diluted earnings per share	$0.82	$0.80	$0.86
Book value per share(2)	$18.59	$19.22	$19.92
Tangible book value per share(2)	$18.59	$19.22	$19.92
Actual shares outstanding(3)	11,551,732	11,551,732	11,551,732
Dividends paid per share(4)	$0.20	$0.20	$0.20

(1)
Assumes 5% annual balance sheet growth rate.

(2)
Based on publicly available analysts' earnings per share estimates for the years ending December 31, 2014 and 2015, with a 7% long-term earnings per share growth rate (per OmniAmerican management guidance) for 2016.

(3)
Actual shares outstanding were adjusted for equity awards issued prior to April 28, 2014.

(4)
Assumes a constant annual cash dividend of $0.20 per share of common stock.

VOTING AND REVOCABILITY OF PROXIES

        You have the right to revoke a proxy, whether delivered over the Internet, telephone or by mail, by sending a notice of revocation to OmniAmerican Bancorp, Inc., 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, Attn: Corporate Secretary, stating that you would like to revoke your proxy, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or sending a completed proxy card bearing a later date than your original proxy card by mail. Please note that to be effective, you must take the action described above no later than the beginning of the OmniAmerican special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the OmniAmerican special meeting.

        The presence at the OmniAmerican special meeting of any stockholder who had given a proxy shall not revoke such proxy, unless the stockholder votes in person at the OmniAmerican special meeting or delivers a notice of revocation before the beginning of the OmniAmerican special meeting.

        If you hold shares in "street name," and you have instructed your bank, brokerage firm or other nominee to vote your shares of OmniAmerican common stock, you must follow the directions you receive from your bank, brokerage firm or other nominee in order to change or revoke your vote.

        If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

        Stockholders who do not wish to rescind their votes, including stockholders who have already voted in favor of the OmniAmerican merger proposal and do not wish to change that vote, do not need to take any further action. All shares of OmniAmerican common stock represented by properly executed proxies that are received in time for the special meeting and that are not revoked, will be voted at the special meeting in the manner specified by the holder.

        OmniAmerican stockholders of record as of August 29, 2014, the record date for the special meeting, who have not yet voted and still wish to do so, may vote in the manner set forth in the joint proxy statement/prospectus.

        If you have any questions or need assistance voting your shares of OmniAmerican common stock, please contact Eagle Rock Proxy Advisors, our proxy solicitor, by calling (888) 859-9310 (toll-free).

FORWARD-LOOKING STATEMENTS

        Certain statements of other than historical fact that are contained in this document and in other written materials, press releases and oral statements issued by or on behalf of Southside or OmniAmerican may be considered to be "forward-looking statements" within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. These statements may include words such as "expect," "estimate," "project," "anticipate," "appear," "believe," "could," "should," "may," "likely," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions. Forward-looking statements are statements with respect to Southside's or OmniAmerican's beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause Southside's or OmniAmerican's actual results, respectively, to differ materially from the results discussed in the forward-looking statements. For example, statements about the proposed merger involving Southside and OmniAmerican, including future financial and operating results, Southside's and OmniAmerican's plans, objectives, expectations and intentions, the expected timing of completion of the merger, the proposed settlement of the Litigation and other statements are not historical facts. Among the key factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the following: (i) the ability to obtain the requisite Southside and OmniAmerican shareholder approval; (ii) the risk that a regulatory approval that may be required for the proposed mergers is not obtained or is obtained subject to conditions that are not anticipated; (iii) the risk that a condition to the closing of the mergers may not be satisfied; (iv) the timing to consummate the proposed merger; (v) the risk that the businesses will not be integrated successfully; (vi) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (vii) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (viii) the diversion of management time on merger-related issues; (ix) the risk that the parties to the Litigation settlement will not reach agreement on a definitive stipulation of settlement; (x) the risk that the Court will not approve the proposed settlement as contemplated by the MOU; and (xi) liquidity risk affecting Southside's and OmniAmerican's abilities to meet its obligations when they come due.

        Additional information concerning Southside and OmniAmerican and their respective businesses, including additional factors that could materially affect their respective financial results, is included in each of Southside's and OmniAmerican's Annual Report on Form 10-K for the year ended December 31, 2013 under "Forward-Looking Information" and Item 1A. "Risk Factors," and in Southside's and OmniAmerican's other filings with the SEC. Each of Southside and OmniAmerican disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        In connection with the proposed first merger, OmniAmerican filed its Definitive Proxy Statement on Schedule 14A and a form of proxy on September 5, 2014 and other related materials with the SEC. The definitive proxy statement and proxy were first mailed to stockholders of OmniAmerican on or about September 11, 2014. BEFORE MAKING ANY VOTING DECISION, OMNIAMERICAN'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS (IF ANY AND WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION REGARDING THE PROPOSED FIRST MERGER AND RELATED MATTERS. Investors and stockholders of OmniAmerican will be able to obtain, without charge, a copy of the joint proxy statement/prospectus, this supplement and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. Investors and stockholders of OmniAmerican will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus, this supplement and other relevant documents (when available) by directing a request by mail or telephone to OmniAmerican Bancorp, Inc., Attn: Corporate Secretary, 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, or from OmniAmerican's website, http://www.omniamerican.com.

        OmniAmerican and its directors and officers may be deemed to be participants in the solicitation of proxies from OmniAmerican's stockholders with respect to the proposed first merger. Information about OmniAmerican's directors and executive officers and their ownership of OmniAmerican's common stock is set forth in OmniAmerican's proxy statement for the 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2014, in the Definitive Proxy Statement on Schedule 14A, which was filed with the SEC on September 5, 2014, relating to the proposed first merger, and in other filings with the SEC made by OmniAmerican. Stockholders may obtain additional information regarding the interests of OmniAmerican and its directors and executive officers in the proposed first merger, which may be different than those of OmniAmerican's stockholders generally, by reading the Definitive Proxy Statement on Schedule 14A and other relevant documents regarding the proposed first merger.

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PROPOSED SETTLEMENT OF LITIGATION
SUPPLEMENTAL DISCLOSURES
Certain Projected Financial Information for OmniAmerican
VOTING AND REVOCABILITY OF PROXIES
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION